Exhibit 99.1

Index to Financial Statements

2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets as of December 31, 2005 and 2004	3
Consolidated Statements of Operations for the years ended December 31, 2005 and 2004	5
Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2005 and 2004	6
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004	7
Notes to Consolidated Financial Statements.	8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

The Board of Directors and Stockholders
etrials Worldwide, Inc.

We have audited the accompanying consolidated balance sheets of etrials Worldwide, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of etrials Worldwide, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the two years in the period  ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

February 10, 2006
Raleigh, North Carolina

etrials Worldwide, Inc.
Consolidated Balance Sheets

	December 31
	2005	2004

Assets

Current assets:
Cash and cash equivalents	$1,650,323	$1,706,649
Accounts receivable, net of allowance for doubtful accounts of $45,000 and $40,000, respectively	2,510,279	2,291,931
Prepaid expenses	354,033	427,966
Other current assets	998	15,819

Total current assets	4,515,633	4,442,365
Property and equipment, net of accumulated depreciation of $2,251,765 and $2,315,802, respectively	1,397,407	875,673
Goodwill	8,011,037	8,011,037
Developed technology, net of accumulated amortization of $1,570,073 and $1,010,585, respectively	103,617	663,106
Deferred acquisition costs	793,056	—
Other assets	87,871	107,317

Total assets	$14,908,621	$14,099,498

See accompanying notes.

etrials Worldwide, Inc.
Consolidated Balance Sheets

	December 31
	2005	2004

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$635,287	$511,408
Accrued expenses	1,141,219	932,397
Accrued interest	1,642	24,556
Deferred revenue	2,011,921	1,255,155
Borrowings from stockholders	—	727,990
Bank line of credit and other short-term borrowings	820,000	—
Current portion of capital lease obligations	117,869	48,222
Total current liabilities	4,727,938	3,499,728
Deferred revenue, net of current portion	—	40,000
Capital lease obligations, net of current portion	121,329	—
Long-term borrowings, net of current portion	140,000	—
Total liabilities	4,989,267	3,539,728

Commitments and contingencies

Series A redeemable convertible preferred stock; $0.0001 par value; 3,760,200 shares authorized, 2,752,616 shares issued and outstanding at December 31, 2005 and 2004, (aggregate liquidation value of $12,667,837 at December 31, 2005)	11,714,413	10,784,389

Series B redeemable convertible preferred stock; $0.0001 par value; 877,380 shares authorized, 257,668 shares issued and outstanding at December 31, 2005 and 2004, (aggregate liquidation value of $2,237,136 at December 31, 2005)	1,932,860	1,710,056

Stockholders’ deficit:
Common stock; $0.0001 par value; 10,027,200 shares authorized, 3,471,792 and 3,092,858 shares issued and outstanding at December 31, 2005 and 2004, respectively	335	309
Warrants	1,762,600	1,960,134
Additional paid-in capital	17,943,089	17,739,985
Deferred compensation	(207,046)	—
Prepaid software application-hosting discount	(140,000)	—
Accumulated other comprehensive income	(1,850)	117,487
Accumulated deficit	(23,085,047)	(21,752,590)
Total stockholders’ deficit	(3,727,919)	(1,934,675)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$14,908,621	$14,099,498

etrials Worldwide, Inc.
Consolidated Statements of Operations

	Years Ended December 31
	2005	2004

Revenues	$13,623,288	$12,766,306

Costs and expenses:
Costs of revenues	6,404,271	5,243,597
Sales and marketing	3,148,637	2,350,369
General and administrative	3,275,519	2,739,204
Amortization of intangible assets	559,488	539,513
Research and development	1,519,408	1,341,350
Total costs and expenses	14,907,323	12,214,033
Operating (loss) income	(1,284,035)	552,273

Other expenses (income):
Interest expense	62,439	327,085
Interest income	(7,777)	(6,256)
Other income, net	(6,240)	(28,992)
Total other expenses, net	48,422	291,837
Net (loss) income	(1,332,457)	260,436
Dividends and accretion of preferred stock	(1,152,828)	(985,506)
Net loss attributable to common stockholders	$(2,485,285)	$(725,070)
Loss per common share:
Basic and diluted loss per share attributable to common stockholders	$(0.78)	$(0.24)
Basic and diluted weighted average common shares outstanding	3,190,911	3,030,065

See accompanying notes.

etrials Worldwide, Inc.
Consolidated Statements of Stockholders’ Deficit

						Prepaid Software	Accumulated
				Additional		Application-	Other		Total
	Common Stock			Paid-In	Deferred	Hosting	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Warrants	Capital	Compensation	Discount	Income (Loss)	Deficit	Deficit
Balance at December 31, 2003	2,969,310	$297	$2,020,911	$18,427,770	$-	$-	$69,831	$(22,013,026)	$(1,494,217)
Warrants issued in connection with the New Series B Preferred Stock	-	-	130,574	-	-	-	-	-	130,574
Issuance of common stock for intellectual property	24,538	2	-	59,998	-	-	-	-	60,000
Issuance of stock options for services	-	-	-	23,009	-	-	-	-	23,009
Issuance of common stock warrants for services	-	-	18,238	-	-	-	-	-	18,238
Exercise of stock options	613	-	-	1,125	-	-	-	-	1,125
Exercise of common stock warrants	98,397	10	(209,589)	213,589	-	-	-	-	4,010
Dividends and accretion of preferred stock	-	-	-	(985,506)	-	-	-	-	(985,506)
Net income	-	-	-	-	-	-	-	260,436	260,436
Change in cumulative translation adjustment	-	-	-	-	-	-	47,656	-	47,656
Comprehensive income									308,092
Balance at December 31, 2004	3,092,858	309	1,960,134	17,739,985	-	-	117,487	(21,752,590)	(1,934,675)
Issuance of common stock for prepaid application-hosting discount	220,840	10	-	559,990	-	(560,000)	-	-	-
Amortization of prepaid application-hosting discount	-	-	-	175,000	-	420,000	-	-	595,000
Employee stock based compensation	-	-	-	147,500	(147,500)	-	-	-	-
Issuance of options to purchase common stock to non-employee for services	-	-	-	117,768	(117,768)	-	-	-	-
Amortization of employee deferred compensation	-	-	-	-	21,427	-	-	-	21,427
Amortization of non-employee deferred compensation	-	-	-	-	36,795	-	-	-	36,795
Exercise of common stock warrants	93,324	9	(197,534)	212,976	-	-	-	-	15,451
Exercise of employee stock options	64,770	7	-	142,698	-	-	-	-	142,705
Dividends and accretion of preferred stock	-	-	-	(1,152,828)	-	-	-	-	(1,152,828)
Net loss	-	-	-	-	-	-	-	(1,332,457)	(1,332,457)
Change in cumulative translation adjustment	-	-	-	-	-	-	(119,337)	-	(119,337)
Comprehensive loss									(1,451,794)
Balance at December 31, 2005	3,471,792	$335	$1,762,600	$17,943,089	$(207,046)	$(140,000)	$(1,850)	$(23,085,047)	$(3,727,919)

See accompanying notes.

etrials Worldwide, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31
	2005	2004
Operating activities
Net (loss) income	$(1,332,457)	$260,436
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,084,165	1,058,526
Amortization of prepaid software application-hosting discount	595,000	—
Non-cash compensation expense	58,222	41,247
Provision for allowance for doubtful accounts	5,000	8,491
Loss on sale of assets	41,349	—
Changes in operating assets and liabilities:
Accounts receivable	(278,750)	(704,212)
Prepaid expenses and other assets	90,577	(284,709)
Accounts payable and accrued expenses	322,503	(53,638)
Deferred revenue	729,080	(308,484)
Net cash provided by operating activities	1,314,689	17,657
Investing activities
Proceeds from sale of property and equipment	15,475	—
Purchase of intellectual property	—	(72,000)
Purchase of property and equipment	(728,368)	(109,614)
Capitalized internal software development costs	(158,328)	(124,752)
Net cash used in investing activities	(871,221)	(306,366)
Financing activities
Payment of deferred acquisition costs	(770,432)	—
Payments on notes payable to stockholders	—	(376,894)
Net payments on borrowings from stockholder	(727,990)	(11,419)
Proceeds from bank line of credit	700,000	—
Payments on bank line of credit	—	(250,000)
Proceeds from bank equipment loan	300,000	—
Payments on bank equipment loan	(40,000)	—
Payments on convertible notes payable	—	(234,821)
Payments on promissory note to stockholders	—	(390,663)
Principal payments on capital leases	(97,695)	(63,540)
Proceeds from issuance of stock options and warrants	158,156	5,135
Net proceeds from issuance of Series A and B Preferred Stock and warrants to purchase common stock	—	1,785,148
Net cash (used in) provided by financing activities	(477,961)	462,946
Effect of exchange rate changes on cash	(21,833)	2,590
Net (decrease) increase in cash and cash equivalents	(56,326)	176,827
Cash and cash equivalents at beginning of year	1,706,649	1,529,822
Cash and cash equivalents at end of year	$1,650,323	$1,706,649
Supplemental cash flow information:
Cash paid for interest	$74,613	$340,993
Non-cash information:
Common stock issued to customer for prepaid software application-hosting discount	$1,260,000	$—
Accretion and dividends on Series A and B redeemable convertible preferred stock	$1,152,828	$985,506
Purchase of voice recognition technology with common stock	$—	$60,000
Purchase of fixed assets under capital leases	$160,340	$111,762
See accompanying notes.

etrials Worldwide, Inc.

Notes to Consolidated Financial Statements

1. Organization and Capitalization

etrials Worldwide, Inc.

etrials Worldwide, Inc. (“etrials” or the “Company”) was incorporated in the State of Delaware on June 9, 1999. The Company offers a broad range of Web-based electronic data capture, handheld device, and interactive voice recognition software and services uniquely designed to speed the process of clinical trials performed for drug development. The Company’s primary focus is on the costly and time-consuming clinical trial phase of drug development. The Company provides pharmaceutical and biotechnology companies with integrated software tools and services designed to significantly reduce the time spent collecting clinical trials data and manage clinical trials performance while providing an automated and easy-to-use mechanism to collect data directly from patients.

The Company’s operations are subject to certain risks and uncertainties, including among others, rapid technological change, increased competition from existing competitors and new entrants, lack of operating history, and dependence upon key members of the management team. The operating results are also affected by general economic conditions impacting the pharmaceutical industry.

CEA Acquisition Corporation

CEA Acquisition Corporation (“CEA”) was incorporated in Delaware on October 14, 2003 as a blank check company, the objective of which was to effect a merger, capital stock exchange, asset acquisition or other similar business combination in the entertainment, media and communications industry. On February 19, 2004, CEA consummated an Initial Public Offering (the “Offering”) and raised net proceeds of $21,390,100. Of the net proceeds from the Offering, $20,527,250 was placed in trust and invested in government securities. The remaining proceeds were available for business, legal, and accounting due diligence on prospective acquisitions and continuing general and administration expenses.

Merger and Accounting Treatment

On August 22, 2005, CEA entered into an Agreement and Plan of Merger, as amended (“Merger Agreement”), with etrials Worldwide, Inc., a Delaware corporation and certain stockholders of etrials. On February 9, 2006, the shareholders of CEA voted to approve the Merger Agreement. On February 9, 2006 etrials Acquisition , Inc. a Delaware corporation and wholly owned subsidiary of CEA, consummated a merger with etrials Worldwide, Inc., in which etrials became CEA’s wholly owned subsidiary. CEA formerly changed its name to etrials Worldwide, Inc.

The shares of common stock held by etrials stockholders were converted into a total of 7,446,360 shares of CEA’s common stock, or approximately 60.3% of the subsequently outstanding common stock of the combined company. None of the shares of CEA common stock issued in the merger will be tradable on the public market until August 2006, after which shares will become tradable in installments, subject to indemnification and other conditions. If the market price of the Company’s common stock is not at least $7.00 by February 19, 2008, 1,400,000 of the shares issued to the etrials’ stockholders and 166,250 shares owned by the pre-merger management of CEA will be cancelled. In connection with the merger, etrials stockholders also received warrants to purchase 4,300,000 shares of CEA common stock with an exercise price of $5.00 per share. The warrants issued in the merger are immediately tradable.

Upon consummation of the merger, $21.4 million was released from trust to be used by the combined company. After payments totaling approximately $900,000 for professional fees and other costs related to the merger, the net proceeds amounted to $20.5 million. In connection with the merger, the Company incurred $793,056 of acquisition costs as of December 31, 2005, which are recorded within deferred acquisition costs in the accompanying consolidated balance sheet. The total direct and incremental costs incurred by the Company in connection with the merger will be reflected as a reduction to additional paid-in capital as of the effective date of the merger.

The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, CEA was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, this merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of etrials issuing stock for the net monetary assets of CEA, accompanied by a recapitalization. All historical share and per share amounts have been retroactively adjusted to give effect to the reverse acquisition of CEA and related recapitalization.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, etrials Worldwide LTD. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results will differ from those estimates and may differ materially.

Revenue Recognition

The Company derives its revenues from providing software application-hosting which includes: services, software subscriptions and usage fees, hosting fees, and other fees. Revenues resulting from software application-hosting are recognized in accordance with Emerging Issues Task Force (EITF) Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements that include the Right to Use Software Stored on Another Entity’s Hardware, Securities and Exchange Commission’s (SEC) Staff Accounting Bulletin (SAB) Nos. 101 and No. 104, Revenue Recognition. The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided to the customer; (3) the collection of fees is probable; and (4) the amount of fees to be paid by the customer is fixed or determinable.

The Company offers its eClinical software products through an application service provider model. Revenues are generated in three stages for each clinical trial. The first stage (development and deployment) includes trial and application setup, including design of electronic case report forms and edit checks, investigator site training, and implementation of the system and server configuration. The second stage (study conduct) consists of project management services, application hosting and related professional and support services. The third stage (close out) consists of services required to close out, or lock, the database for the clinical trial and deliver final data sets to the client.

Services provided during the three phases of clinical trials are typically earned under fixed-price contracts. Although etrials enters into master agreements with each customer, these master agreements do not contain any minimum revenue commitment by customers and contain general terms and conditions. All services and revenues are covered by separately negotiated addendums called task orders. Revenues generated from each task order, including; services, software subscription and usage fees, and hosting fees are generally recognized using the proportional performance method, measured principally by the total labor hours incurred as a percentage of estimated total labor hours for each contract. This method is used because management considers total labor hours incurred to be the best available measure of progress on these contracts.

The estimated total labor hours of contracts are reviewed and revised periodically throughout the duration of the contracts with adjustment to revenues from such revisions being recorded on a cumulative basis in the period in with the revisions are made. When estimates indicate a loss, such loss is recognized in the current period in its entirety. Because of the inherent uncertainties in estimating total labor hours, it is reasonably possible that the estimates will change in the near term and could result in a material change. The Company records a loss for its contracts at the point it is determined that the total estimated contract costs will exceed management’s estimates of contract revenues. No such losses have been incurred to date.

Customers generally have the ability to terminate contracts upon 30 days notice to the Company. However, these contracts typically require payment to etrials for fees earned from all services provided through the termination date. In the event that a customer cancels a clinical trial and its related task order, all deferred revenue is recognized and certain termination related fees may be charged.

Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. To date, the Company has not experienced any material losses on uncompleted contracts.

The following summarizes the components of the revenues recognized for the years ended December 31, 2005 and 2004:

	Years Ended December 31,
	2005	2004
Services	$9,689,674	$8,924,664
Software subscriptions and usage fees	2,297,074	2,143,122
Hosting fees	1,044,097	628,988
Other fees	592,443	1,069,532
Total	$13,623,288	$12,766,306

The Company accounts for pass-through expenses in accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred (EITF No. 01-14). EITF No. 01-14 requires reimbursable out-of-pocket expenses incurred to be characterized as revenues in the statement of operations. The Company included $436,203 and $739,360 of out-of-pocket expenses in revenues and costs of revenues for the years ended December 31, 2005 and 2004, respectively.

Costs of revenues consist of compensation and related fringe benefits for project-related associates, unreimbursed project related costs and indirect costs including facilities, information systems, and other costs. Selling, general, and administrative costs are charged to expense as incurred.

In connection with a software application-hosting agreement entered into on April 1, 2005, the Company issued a customer 220,840 shares of the Company’s common stock with an estimated fair value of $1.26 million. Of the 220,840 shares issued, 98,151 were vested immediately and the remaining 122,689 shares of common stock were placed in escrow. In the event the customer terminates certain agreements during a three year period, all or part of the shares held in escrow may be forfeited. EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), requires that the value of the common stock be treated as a reduction in revenue. The fair value of the 98,151 shares of non-forfeitable common stock was recorded to common stock and additional paid-in capital and to prepaid software application-hosting discount, a contra-equity account. The prepaid software application-

hosting discount will be reduced on a straight-line basis over the three year term of the agreement, offsetting revenue generated under the agreement. If the Company concludes that the revenues from this arrangement will not exceed the costs, part or all of the remaining prepaid software application-hosting discount may be charged to earnings at that time. In accordance with EITF Topic D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Non-employee, the fair value of the 122,689 shares of forfeitable common stock held in escrow have been treated as unissued for accounting purposes until the future services are provided and the shares are vested. Accordingly, the fair value of the 122,689 shares of forfeitable common stock will be recorded to additional paid-in-capital as the reduction to revenue is recorded on a straight-line basis over the three year term of the agreement. In accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services, the fair value of the common stock will be remeasured at each interim reporting date during the three-year performance period with changes in fair value reflected as a cumulative adjustment. During the year ended December 31, 2005, etrials recorded a $595,000 discount to revenues in the accompanying consolidated statement of operations in conjunction with this application-hosting agreement.

Unbilled services are recorded for revenue recognized to date that has not yet been billed to the customers. In general, amounts become billable upon the achievement of milestones or in accordance with predetermined payment schedules. Unbilled services are billable to customers within one year from the respective balance sheet date. Deferred revenue represents amounts billed or cash received in advance of revenue recognition.

Internal Use Software and Website Development Costs

The Company follows the guidance of EITF Issue No. 00-2, Accounting for Web Site Development Costs, which sets forth the accounting for website development costs based on the website development activity. The Company follows the guidance set forth in SOP No. 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (SOP No. 98-1), in accounting for the development of internal use software. SOP No. 98-1 requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software’s estimated useful life of one to three years. The Company has capitalized $158,328 and $124,752 of internal software development costs during the years ended December 31, 2005 and 2004, respectively.

Warranties and Indemnification

The Company’s hosting service is typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and substantially in accordance with the Company’s online help documentation under normal use and circumstances. The Company’s arrangements also include certain provisions for indemnifying customers against liabilities if its products or services infringe a third party’s intellectual property rights. The Company has not previously incurred costs to settle claims or pay awards under these indemnification obligations. The Company accounts for these indemnity obligations in accordance with Statement of Financial Accounting Standard (SFAS) No. 5, Accounting for Contingencies, and record a liability for these obligations when a loss is probable and reasonably estimable. The Company has not recorded any liabilities for these agreements as of December 31, 2005.

The Company has entered into service level agreements with its hosted application customers warranting certain levels of uptime reliability and permitting those customers to receive credits against monthly hosting fees or terminate their agreements in the event that the Company fails to meet those levels. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.

Concentration of Credit Risk

The following table summarizes the number of customers who individually comprise greater than 10% of consolidated revenues and consolidated accounts receivable.

	Number of Customers	Percent of Consolidated Revenue	Number of Customers	Percent of Consolidated Accounts Receivable
Year ended December 31:
2004	4	69%	5	74%
2005	3	47%	3	59%

In addition, revenues related to services provided in the United Kingdom (UK) totaled $2,121,491 and $2,584,942 for the years ended December 31, 2005 and 2004, respectively. One customer accounted for 82% and two customers accounted for 84% of UK revenue for the years ended December 31, 2005 and 2004, respectively.

The Company’s principal financial instruments subject to credit risk are cash and cash equivalents and accounts receivable, which are unsecured. The Company maintains cash balances at financial institutions that may at times exceed federally insured limits. The Company maintains this cash at high credit quality institutions and, as a result, believes credit risk related to its cash is minimal. The Company generally does not require collateral as a substantial amount of the revenues are generated from recurring customers. Management performs periodic reviews of the aging of customer balances, the current economic environment and its industry experience and establishes an allowance on accounts receivable based on these reviews.

The Company serves all of its application-hosting customers from third-party web hosting facilities located in North Carolina and Florida. The Company does not control the operation of these facilities, and they are vulnerable to damage or interruption. The Company maintains redundant systems that can be used to provide service in the event the third-party web hosting facilities becomes unavailable, although in such circumstances, the Company’s service may be interrupted during the transition.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost. Computer hardware, software and equipment and furniture and fixtures are depreciated on a straight-line basis over the estimated useful lives of the assets and leasehold improvements are depreciated over the lesser of the lease term or useful lives of such assets, as follows:

Asset	Years
Leasehold improvements	Shorter of life of lease term or 5
Computer hardware, software and equipment	3 to 5
Capitalized internal software development costs	1 to 3
Furniture and fixtures	5 to 7

The Company recorded depreciation expense of $524,677 and $519,012 for the years ended December 31, 2005 and 2004, respectively.

Intangible Assets

In connection with the acquisition of Araccel Corporation in January 2003, the Company allocated $1,541,690 of the total purchase consideration to the acquired developed technology, which is being amortized on a straight-line basis over its estimated useful life of three years.

During April 2004, the Company entered into an Asset Purchase Agreement (the Purchase Agreement) with Authentrics, Inc. (Authentrics) whereby the Company acquired an interactive voice recognition system technology (Acquired Technology) and certain other assets in exchange for 24,538 shares of common stock with an estimated fair value of $60,000. In connection with the Purchase Agreement, the Company also entered into a services agreement with Authentrics. Pursuant to the terms of the services agreement, Authentrics agreed to provide certain consulting services related to the use, implementation, and deployment of the Acquired Technology in exchange for $360,000 of cash consideration. The portion of these services related to the installation and integration of the Acquired Technology into etrials technology platform totaled $72,000 and was capitalized as part of the Acquired Technology. The total cost of Acquired Technology of $132,000 is being amortized on a straight-line basis over its estimated useful life of three years. The Company recorded amortization expense of $559,488 and $539,513 for the years ended December 31, 2005 and 2004, respectively.

Long-Lived Assets

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets including property and equipment and its developed technology, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. The Company’s estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced in the future, resulting in a reduction to the carrying amount of long-lived assets.

Goodwill

The Company accounts for its goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value. The Company has elected to perform its annual impairment test as of November 1 of each calendar year. An interim goodwill impairment test would be performed if an event occurs or circumstances change between annual tests that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For purposes of performing the goodwill impairment test, the Company has historically identified two reporting units, its United States operating segment and its United Kingdom operating segment, based on criteria specified in SFAS No. 142. Goodwill was allocated to these reporting units in proportion to the carrying values of the segments’ assets as of the date of acquisition. During the fourth quarter of 2005, the Company restructured the accounting and reporting structure for its international operations. As a result of this restructuring, the Company concluded it now has one reporting unit for purposes of performing the goodwill impairment analysis as of November 2005 and subsequent thereto. During November 2005, the Company completed the required annual test, which indicated there was no impairment.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and outstanding indebtedness. In management’s opinion, the carrying amount of these financial instruments approximates their fair values at December 31, 2005 and 2004, based on their short-term nature or underlying variable interest rate, except for the redeemable convertible preferred stock. The Company’s redeemable preferred stock was estimated to have a fair value of approximately $19 million based upon the consideration that was exchanged in the CEA Acquisition merger agreement.

Stock-Based Compensation

The Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), which gives companies the option to adopt the fair value method for expense recognition of employee stock options and other employee stock-based awards or to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), with pro forma disclosures of net loss attributable to common stockholders as if the fair value method had been applied. The Company accounts for stock options granted to employees and outside directors under APB 25 and related interpretations. Accordingly, compensation expense is recorded only for those employee stock options that, as of the date of grant, have an exercise price below the fair value of the common stock. The Company accounts for stock options granted to non-employees under the provisions SFAS No. 123.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure (SFAS No. 148). SFAS No. 148 amends SFAS No. 123, to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The following table illustrates the effect on net loss attributable to common stockholders for the years ended December 31, 2005 and 2004, had the Company applied the fair value recognition provisions of SFAS No. 123 for the stock options it has granted to employees:

	Years Ended December 31
	2005	2004

Net loss attributable to common stockholders, as reported	$(2,485,285)	$(725,070)
Add: Total compensation expense for employee stock options included in net loss	21,427	-
Deduct total stock-based employee compensation expense as if determined under the fair value based method for all awards	(79,387)	(73,860)
Pro forma net loss attributable to common stockholders	$(2,543,245)	$(798,930)
Basic and diluted loss per common share:
Loss per share attributable to common stockholders, as reported	$(0.78)	$(0.24)
Stock-based employee compensation cost that would have been included in net loss attributable to common stockholders under the fair value method	(0.02)	(0.02)
Pro forma loss per share attributable to common stockholders	$(0.80)	$(0.26)

The Company computes the fair value of stock options granted to employees using the Minimum Value option-pricing model. The assumptions used in these models to estimate fair value and the resulting grant-date values are as follows:

	Years Ended December 31
	2005	2004

Expected dividend yield	0%	0%
Expected volatility	0%	0%
Risk-free interest rate	4.1%	4.1%
Expected life (in years)	7	7
Weighted-average grant date fair value per share	$1.84	$0.60

Advertising Expense

The cost of advertising is expensed as incurred. Advertising expense, including trade show expenses, amounted to $597,897 and $351,322 for the years ended December 31, 2005 and 2004, respectively.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the difference between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. The Company provides a valuation allowance for its net deferred tax assets when it is more likely than not, such assets will not be realized in the foreseeable future.

Foreign Currency Translation

The financial statements of the Company’s foreign subsidiary in the United Kingdom are translated in accordance with SFAS No. 52, Foreign Currency Translation. The reporting currency for the Company is the U.S. dollar.

The Company has determined that the functional currency of its United Kingdom operations is the local currency. Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at current exchange rates. Operating results are translated into U.S. dollars using the average rates of exchange prevailing during the period. Gains or losses resulting from the translation of assets and liabilities are included as a component of accumulated other comprehensive income in stockholders’ deficit.

Segment Reporting

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131), establishes standards for the way public business enterprises report about operating segments in annual financial statements and requires selected information of those segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or decision-making group, in making decisions on how to allocate resources and assess performance. Historically the Company has maintained two operating segments which were identified based on the geographical areas of operations. Both operating segments provided a range of clinical trial services primarily to contract research organizations and drug development companies. The operating segments were historically aggregated for financial reporting purposes based on similarities and consistencies in the customer base, economic characteristics, and methods of marketing, selling and providing services in each operating segment. During the fourth quarter of 2005, the Company restructured the accounting and reporting structure for its international operations. As a result of this restructuring, the Company concluded it now has one operating segment for purposes of applying the guidance set forth in SFAS 131.

Loss Per Common Share

Basic and diluted loss per common share was determined by dividing net loss attributable to common stockholders by the weighted average common shares outstanding during the period in accordance with SFAS No. 128, Earnings Per Share. The following common share equivalents have been excluded from the computation of diluted weighted average shares outstanding for the years ended December 31, 2005 and 2004 as the effect would have been anti-dilutive:

	Years Ended December 31
	2005	2004

Series A Preferred Stock	2,752,616	2,752,616
Series B Preferred Stock	257,668	257,668
Options outstanding	1,756,376	1,620,804
Warrants outstanding	1,092,167	1,185,518

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share Based Payment (SFAS 123R). SFAS 123R replaces SFAS 123 and supersedes APB 25. SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements using the fair value method. The provisions of SFAS 123R are effective for public entities that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 (January 1, 2006 for the Company). The effective date, for a nonpublic entity that becomes a public entity after June 15, 2005, is the first interim or annual reporting period beginning after the entity becomes a public entity. Accordingly, the adoption of the SFAS 123R fair value method will have a material impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. The Company will recognize excess tax benefits when those benefits reduce current income taxes payable. SFAS 123R permits public companies to adopt its requirements using one of two methods:

•
A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees and directors prior to that effective date of SFAS 123R that remain unvested on the effective date.

•
A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

However, since the Company used the minimum-value method as a non-public company to estimate the fair value of stock awards under SFAS 123 for pro forma footnote disclosure purposes, the Company will be required to adopt SFAS 123R using the “prospective-transition” method upon the effective date. Under the prospective method, nonpublic entities that previously applied SFAS 123 using the minimum-value method whether for financial statement recognition or pro forma disclosure purposes will continue to account for non-vested equity awards outstanding at the date of adoption of SFAS 123R in the same manner as they had been accounted for prior to adoption (APB 25 intrinsic value method for the (Company). All awards granted, modified, or settled after the date of adoption should be accounted for using the measurement, recognition, and attribution provisions of SFAS 123R. The Company is reviewing various option valuation techniques and may use a valuation method other than Black-Scholes model upon adoption of SFAS 123R.

3. Accounts Receivable

Accounts receivable consists of the following:

	December 31
	2005	2004

Billed accounts receivable	$1,219,164	$1,414,758
Unbilled accounts receivable	1,336,115	917,173
Total accounts receivable	2,555,279	2,331,931
Allowance for doubtful accounts	(45,000)	(40,000)
	$2,510,279	$2,291,931

The following table summarizes activity in the Company’s allowance for doubtful accounts.

	Years Ended December 31,
	2005	2004

Beginning of period	$40,000	$31,509
Bad debt expense	5,000	8,491
End of period	$45,000	$40,000

4. Property and Equipment

Property and equipment consists of the following:

	December 31
	2005	2004

Leasehold improvements	$79,296	$94,984
Computer hardware, software and equipment	2,886,763	2,736,129
Capitalized internal software development costs	283,080	124,752
Furniture and fixtures	400,033	235,610
Total property and equipment	3,649,172	3,191,475
Accumulated depreciation	(2,251,765)	(2,315,802)
	$1,397,407	$875,673

5. Accrued Expenses

Accrued expenses consist of the following:

	December 31
	2005	2004

Accrued professional fees	$172,717	$236,994
Accrued other expenses	439,357	206,806
Accrued compensation	310,422	315,662
Accrued vacation	218,723	172,935
	$1,141,219	$932,397

6. Income Taxes

The Company has no current provision for income taxes. Due to the history of losses by the Company, management has determined that a valuation allowance is needed to reduce the net deferred tax assets to zero. The Company’s earnings (losses) before taxes in the US for the years ended December 31, 2005 and 2004 were $(613,005) and $486,015, respectively. The Company’s losses before taxes in the UK for the years ended December 31, 2005 and 2004 were $(719,632) and $(225,580), respectively. Components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2005	2004
Deferred tax assets:
Net operating loss carryforward	$9,286,000	$9,435,000
Foreign net operating loss carryforward	649,000	473,000
Research and development tax credits	77,000	77,000
Accrual to cash conversion	372,000	25,000
Developed technology	1,085,000	1,126,000
Deferred compensation	38,000	16,000
Amortization	214,000	—
Organizational and start-up costs	—	52,000
	11,721,000	11,204,000
Deferred tax liabilities:
Depreciation	81,000	15,000
Net deferred tax assets	11,640,000	11,189,000
Valuation allowance	(11,640,000)	(11,189,000)
Total deferred tax assets	$—	$—

The reasons for differences between the actual income tax benefit and the amount computed by applying the statutory federal income tax rate to losses before income tax benefit are as follows:

	Years Ended December 31
	2005	2004
Income tax provision (benefit) at statutory rate	$(453,000)	$89,000
State income taxes, net of federal benefit	(60,000)	13,000
Non-deductible expenses and other	51,000	29,000
Change in valuation allowance	462,000	(131,000)
Income tax benefit	$—	$—

The Company has operating loss carryforwards for federal tax purposes of approximately $25,430,000 and $25,700,000 at December 31, 2005 and 2004, respectively, expiring beginning in 2010. The Company has state net operating losses of approximately $14,304,000 and $14,720,000 at December 31, 2005 and 2004, respectively, available to offset future state taxable income, expiring beginning in 2020.

Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which might cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative change in ownership of more than 50% over a three-year period.

The merican Jobs Creation Act of 2004 added section 409A to the Internal Revenue Code (the “Code”). Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. Generally, these new rules are effective for amounts deferred after December 31, 2004. Management has reviewed these requirements and believes all requirements have been met. Actual results could differ.

7. Debt

Debt consists of the following:

	December 31
	2005	2004

Borrowings from stockholders:
Stockholder line of credit, with an interest rate equal to 3% of borrowings	$—	$727,990
Other borrowings:
Bank line of credit, with an interest rate of 7.75% at December 31, 2005	$700,000	$—
Bank equipment loan, with an interest rate of 8.25% at December 31, 2005	260,000	—
Total other borrowings	960,000	—
Bank line of credit and current portion of other borrowings	820,000	—
Long-term borrowings, less current portion	$140,000	$—

Stockholder Line of Credit Agreement

During 2001, the Company entered into a line of credit agreement with certain stockholders that provided for maximum borrowings of $700,000. Advances on the line of credit were based on accounts receivable of the Company. The agreement required written requests for advances not to exceed 80% of the associated accounts receivable. Interest was accrued and due on the advances at 3% if repaid within thirty days and an additional 1% for every ten days thereafter. During the year ended December 31, 2003, the stockholders increased the Company’s borrowing capacity under the line of credit agreement to $900,000. This line of credit was repaid in February 2005.

Bank Line of Credit

On February 1, 2005, the Company entered into two loan agreements with RBC Centura Bank, which includes a $1,000,000 revolving accounts receivable funding line of credit and a $300,000 equipment line of credit. The $1,000,000 revolving accounts receivable line of credit provides for borrowings up to 75% of current accounts receivable balance at the prime rate of interest plus 0.5%. Working capital borrowings are secured primarily by accounts receivable while capital equipment borrowings are secured by the fixed assets that were acquired. The proceeds from the accounts receivable funding line of credit were used to pay down the remaining balance of the stockholder line of credit. The $300,000 equipment loan funds equipment purchases and provides for interest at the bank’s prime rate of interest plus 1.0%. Borrowings under the equipment line of credit will be payable over a period of thirty months. As of December 31, 2005, the Company had $260,000 outstanding under the equipment loan. Accounts receivable borrowings are secured primarily by accounts receivable while capital equipment borrowings are secured by the fixed assets that were acquired. The revolving line of credit expired on February 1, 2006 and was extended until April 30, 2006 at which time all advances will be immediately due and payable unless the line is renewed.

8. Commitments and Contingencies

Lease Commitments

The Company leases office space and office equipment under non-cancelable operating leases expiring from 2006 through 2013. The cost of property and equipment that is acquired under terms of leases that substantially transfer all of the rights and risk of ownership are capitalized by the Company. The original cost and related accumulated depreciation on property and equipment under capital leases as of December 31, 2005 was $367,461 and $85,782, respectively. Depreciation expense related to the capital assets acquired under capitalized leases has been included in the applicable accumulated depreciation accounts.

At December 31, 2005, future minimum lease payments under capital and operating leases are as follows:

Periods Ending December 31,	Capital Leases	Operating Leases
2006	$133,264	$464,544
2007	81,735	592,451
2008	30,207	583,739
2009	25,173	591,722
2010	—	578,809
2011 and thereafter	—	906,130
Total required lease payments	270,379	$3,717,395
Less interest included	(31,181)
Total minimum payments	239,198
Current portion of capital lease	117,869
Long-term portion of capital lease	$121,329

Rent expense totaled $558,922 and $580,476 for the years ended December 31, 2005 and 2004, respectively.

Contingencies

On July 6, 2004, an action was filed in the United States District Court for the District of Delaware by a company alleging that the Company had infringed on its patent. The plaintiff was seeking unspecified damages so management was unable to estimate a potential range of loss as of December 31, 2004. However, the parties reached a settlement agreement on August 22, 2005 whereby the Company agreed to pay the plaintiff $279,114 as a settlement. This amount was paid during 2005 and is included in costs of services in the accompanying consolidated statement of operations. On August 22, 2005, the Company and the plaintiff also entered into a License Agreement which requires the Company to pay future royalties through the expiration of the last to expire plaintiff patent, for the license of the plaintiff patents based upon revenues from diary studies conducted by the Company in the United States and certain international studies.

The Company incurred approximately $420,000 and $91,500 in legal fees to defend this lawsuit during the years ended December 31, 2005 and 2004, respectively, which was expensed as incurred and is included in general and administrative costs in the accompanying consolidated statement of operations.

Retirement Plan

The Company has established a 401(k) retirement plan for the benefit of all eligible U.S. employees. Participants may contribute a portion of eligible wages, not to exceed annual statutory limitations, to the plan. The Company has elected in 2005 under Safe Harbor rules to match eligible employee contributions at a rate of 100% of the employee contribution limited to 5% of the employee salary. For its employees located in the United Kingdom, the Company contributes 5% of staff salaries and 10% of director salaries to an independent employee retirement plan. The Company made total contributions to both plans of $230,017 and $255,264 for the year ended December 31, 2005 and 2004, respectively.

9. Redeemable Convertible Preferred Stock

Series A and Series B Redeemable Convertible Preferred Stock

On January 29, 2003, the Company amended its Articles of Incorporation to authorize the issuance of up to 10,027,200 shares of common stock. In addition, the Company also has total authorized preferred shares of 5,013,600 of which 3,760,200 shares are designated as Series A redeemable convertible preferred stock (Series A Preferred Stock). During 2004, the Company amended its Articles of Incorporation to authorize the issuance of up to 877,380 shares designated as Series B redeemable convertible preferred stock (Series B Preferred Stock).

The Board of Directors of the Company and its stockholders approved the issuance of up to 626,700 shares of Series B Preferred Stock in a private placement at a price of $8.15 per share in July 2004. During October through December 2004, the Company issued an aggregate of 257,668 shares of Series B Preferred Stock for gross proceeds of $2,100,174. The Company paid advisory fees of $315,026 and issued 38,601 warrants to purchase common stock at $8.15 per share to a company owned by one of the Company’s board members. The value of the warrants issued as advisory fees totaled $130,574 as determined utilizing the Black Scholes pricing model. The value of the advisory fees and warrants were recorded as a reduction of the proceeds received from the Series B Preferred Stock.

The following includes a summary of the rights, preferences and terms of the Company’s outstanding capital stock prior to the merger.

Dividends

During January 2003, the Company amended its Articles of Incorporation to provide holders of the Series A Preferred Stock the right to receive cumulative dividends at the annual rate of $0.20 per share, which is payable in additional shares of Series A Preferred Stock, when declared by the Board of Directors. No dividends shall be declared and paid on any shares of common stock unless any accumulated and unpaid dividends on the Series A Preferred Stock are paid. The Company reflects the dividends accreted within Series A Preferred Stock in the accompanying consolidated statement of stockholders’ deficit since the dividends are payable in additional shares of Series A Preferred Stock. The Company had accreted $930,024 for the years ended December 31, 2005 and 2004, respectively, of dividends related to the Series A Preferred Stock.

The Company amended its Articles of Incorporation during 2004 to provide holders of the Series B Preferred Stock the right to receive cumulative dividends at the annual rate of $0.41 per share, which is payable in additional shares of Series B Preferred Stock, when declared by the Board of Directors. No dividends shall be declared and paid on any shares of common stock unless any accumulated and unpaid dividends on the Series A and B Preferred Stock are paid. The company reflects the dividends accreted within Series B Preferred Stock in the accompanying consolidated balance sheets since the dividends are payable in additional shares of Series B Preferred Stock. The Company had accreted $222,804 and $55,482 for the year ended December 31, 2005 and 2004, respectively of dividends related to the Series B Preferred Stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, holders of the Series A and Series B Preferred Stock are entitled to receive, in preference to holders of common stock, an amount equal to the original issuance price, plus all declared but unpaid dividends. Such amounts will be adjusted for any stock dividends, stock split, combination or other similar recapitalization of the Company. If such assets of the Company are not available to sufficiently satisfy the full preferential amount of all series of preferred stock, then the entire assets and funds of the Company shall be distributed among the holders of the Series A and Series B Preferred Stock, pro rata, in proportion to the full respective preferential amounts to which they are entitled.

After payment to the holders of the Series A and Series B Preferred Stock, any remaining proceeds will be distributed to the common stockholders up to the aggregate amount paid to the holders of the Series A and Series B Preferred Stock. The remaining assets of the corporation, if any, shall be distributed on a pro-rata basis to the holders of the Series A and Series B Preferred Stock, on an as-converted basis, and to the holders of common stock.

Voting

Holders of the Series A and Series B Preferred Stock have the right to one vote for each share of common stock into which such Series A and Series B Preferred Stock are convertible.

Conversion

Each share of Series A and B Preferred Stock is convertible into one share of common stock at the option of the holder subject to certain adjustments as defined in the Amended and Restated Certificate of Incorporation of the Company. Conversion is automatic at the then-effective conversion price upon the closing of an underwritten initial public offering in which the offering price per share that reflects a valuation of the Company equal to or in excess of $100 million. The Series A and Series B Preferred Stock will also automatically convert into shares of common stock upon the vote of at least 2/3 of the holders of the Series A and Series B Preferred Stock.

In connection with the reverse acquisition of CEA in February 2006 all of the outstanding shares of Series A and B Preferred Stock plus accrued dividends were converted into 3,395,369 shares of common stock and 1,945,741 warrants of the combined company.

Redemption

At the option of the holder, the Company will be required to redeem the outstanding shares of Series A and Series B Preferred Stock on or after July 10, 2008. The redemption price is equal to the original issuance price, plus all accumulated but unpaid dividends.

The changes in redeemable convertible preferred stock for the years ended December 31, 2004 and 2005 are as follows:

	Redeemable Convertible Preferred Stock
	Series A		Series B
	Shares	Amount	Shares	Amount
Balance at December 31, 2003	2,752,616	$9,854,365	—	$—
Issuance of Series B Preferred Stock	—	—	257,668	2,100,174
Warrants issued in connection with the Series B Preferred Stock	—	—	—	(130,574)
Issuance costs of Series B Preferred Stock	—	—	—	(315,026)
Dividends and accretion of Preferred Stock	—	930,024	—	55,482
Balance at December 31, 2004	2,752,616	10,784,389	257,668	1,710,056
Dividends and accretion of Preferred Stock	—	930,024	—	222,804
Balance at December 31, 2005	2,752,616	$11,714,413	257,668	$1,932,860

10. Stockholders’ Deficit

The Company issued warrants to purchase an aggregate 9,815 shares of common stock to certain stockholders at an exercise price of $2.45 throughout the year ended December 31, 2004 in connection with guarantees of certain outstanding indebtedness. The warrants were valued at $18,238 using the Black Scholes option-pricing model. This amount was included within interest expense in the accompanying statement of operations for the year ended December 31, 2004.

A summary of the Company’s outstanding and exercisable warrants as of December 31, 2005 is as follows:

Exercise Price	Warrants Outstanding
$0.04	22,929
2.04	368,067
2.16	245,378
2.45	4,908
4.08	44,168
4.89	368,067
8.15	38,650

1,092,167

All of the outstanding warrants are fully vested, have a five year life and are exercisable at the option of the holder. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: Risk-free interest rate ranging from approximately 2.75% to 3.67%, expected life of 5 years, volatility of 100% and no dividends.

As of December 31, 2005, the Company had reserved a total of 6,703,369 of its authorized 10,027,200 shares of common stock for future issuance as follows:

Stock options outstanding	1,756,376
Reserved for future stock option grants	51,467
Series A Preferred Stock	3,484,368
Series B Preferred Stock	318,991
Common stock warrants outstanding	1,092,167
Total shares reserved for future issuance	6,703,369

11. Stock Option Plan

The Company maintains an Equity Compensation Plan (the “Plan”) to provide incentives to eligible employees, officers, directors and consultants in the form of non-qualified stock options and, as permissible, incentive stock options. The Company has reserved a total of 1,929,200 shares of common stock for issuance under the Plan. Of this amount, 51,467 shares are available for future stock option grants as of December 31, 2005.

The Board has the authority to administer the Plan and determine, among other things, the interpretation of any provisions of the Plan, the number of options that an individual may be granted, vesting schedules and option exercise prices. With few exceptions, stock options granted under the Plan have vesting periods of three to five years, have a contractual life not to exceed ten years, and have exercise prices equal to the estimated fair market value of the Company’s common stock on the grant date.

During the year ended December 31, 2004, the Company granted 13,780 stock options with an exercise price of $2.18 per share to a consultant of the Company as consideration for services provided to the Company. These options were valued at $23,009 using the Black-Scholes option pricing model. The Company has reflected $23,009 related to these options within general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2004.

During 2004, the Company issued 165,360 options to purchase shares of common stock at an exercise price of $2.18 per share to its outside board members as consideration for their services as directors.

During 2005, the Company issued its employees and outside board members 306,605 options to purchase shares of common stock at an exercise price of $4.35 per share of which 41,340 options were issued to its outside board members as consideration for their services as directors. The Company measured stock based compensation of $147,500 in connection with these awards of which $21,427 has been recognized as of December 31, 2005.

Also during 2005, the Company issued a consultant 27,560 options to purchase shares of common stock at an exercise price of $5.08 per share as consideration for services provided to the Company. The consultant options were valued at $117,768 using the Black-Scholes option pricing model. The Company has reflected $36,795 of  compensation expense within sales and marketing expense in the accompanying consolidated statement of operations for the year ended December 31, 2005.

The following summarizes the activity of the Plan for the years ended December 31, 2004 and 2005:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2003	1,074,484	1.81
Granted	574,282	2.18
Exercised	(689)	1.63
Canceled	(27,273)	1.96
Outstanding at December 31, 2004	1,620,804	1.92
Granted	306,605	4.61
Exercised	(72,747)	1.96
Canceled	(98,286)	2.39
Outstanding at December 31, 2005	1,756,376	$2.36
Exercisable at December 31, 2005	996,407	$1.85

Selected information regarding stock options as of December 31, 2005 is as follows:

	Outstanding		Exercisable
Exercise Price	Number of Shares	Weighted- Average Remaining Life (Years)	Number of Shares	Weighted- Average Remaining Life (Years)
$ 0.36	16,536	6.8	16,536	6.8
$ 0.91	56,498	4.0	56,498	4.0
$ 1.27	2,756	4.4	2,756	4.4
$ 1.63	162,060	5.6	155,755	5.5
$ 1.92	726,589	7.5	615,728	7.4
$ 2.18	499,112	8.7	142,244	8.7
$ 4.35	189,475	9.7	—	—
$ 5.08	103,350	9.8	6,890	9.8
	1,756,376	7.9	996,407	7.1

12. Geographic Information

Financial information by geographic area is included in the following tables:

	For the Year Ended
	2005	2004

Revenues:
United States	$11,501,797	$10,181,364
United Kingdom	2,121,491	2,584,942
Total	$13,623,288	$12,766,306

The following table summarizes property and equipment, net by location within and outside the U.S.:

	As of December 31,
	2005	2004

Property and equipment, net
United States	$1,221,454	$605,000
United Kingdom	175,953	270,673
Total	$1,397,407	$875,673

13. Quarterly Financial Data (unaudited)

The following table presents a summary of quarterly results of operations for 2004 and 2005:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2004:
Total revenues	$2,183,825	$3,060,909	$3,448,481	$4,073,091
Net (loss) income	(287,188)	145,042	298,460	104,122
Net (loss) income applicable to common stockholders	(519,694)	(87,464)	54,662	(172,574)
Net (loss) earnings per share applicable to common stockholders - basic and diluted	(0.16)	(0.04)	0.01	(0.05)

Year ended December 31, 2005:
Total revenues	$3,697,870	$3,853,430	$3,265,228	$2,806,760
Net income (loss)	83,396	(101,626)	(132,727)	(1,181,500)
Net loss attributable to common stockholders	(204,811)	(389,833)	(420,934)	(1,469,707)
Net loss per share attributable to common stockholders - basic and diluted	(0.08)	(0.12)	(0.12)	(0.46)

14. Subsequent Events (unaudited)

Loan Covenant Compliance

As of December 31, 2005 and January 31, 2006, the Company was not in compliance with certain restrictive financial covenants related to its outstanding bank line of credit with RBC Centura Bank. The Company received a waiver from the bank subsequent to January 31, 2006.

Customer Software Application-Hosting Agreement

Effective February 8, 2006, etrials amended the software application-hosting agreement previously entered into with a customer on April 1, 2005 (see Note 2). Under the terms of the amendment, etrials issued 40,897 shares of common stock, which were previously held in escrow, resulting in a total of 139,048 shares issued to this customer. As a result of this amendment, there are no longer any shares held in escrow and the shares issued are no longer subject to forfeiture should the customer terminate certain agreements.

Option and Warrant Exercises

Between December 31, 2005, and February 10, 2006, 12,330 options and 491,150 warrants were exercised with proceeds totaling $48,370 and $64,362, respectively.